January 17, 1997                                            Mark L. Pulaski
                                                            (717)231-5702

           KEYSTONE FINANCIAL REPORTS 4TH QUARTER/YEAR END RESULTS

HARRISBURG, PA, January 17 - Keystone Financial, Inc., (NMS,NASDAQ:KSTN), the fifth largest bank holding company headquartered in Pennsylvania, today reported operating results for the fourth quarter and year ended December 31, 1996.

Net income for the fourth quarter of 1996 reached $17,860,000, or 47 cents per share versus $16,204,000, or 45 cents per share for the same period in 1995. Net income for 1996 was $69,475,000, compared with $61,314,000, in 1995. Performance during 1996, the highest level of profitability ever achieved by Keystone, resulted in earnings per share of $1.83 versus $1.73 in 1995, an increase of 6 percent. The 1996 return on average assets was 1.37% and the return on average equity was 14.11%.

Assets  at  the  close  of  1996  increased  to  $5,231,268,000,  compared  with
$5,074,785,000,  at the close of 1995. Loans increased to  $3,553,662,000,  from
$3,365,716,000   in  1995,   and  deposits   grew  to   $4,097,111,000,   versus
$4,061,888,000, during the same period.

"We are pleased with our 1996 performance," Carl L. Campbell, president and chief executive officer said. "Recently announced acquisitions to continue to strengthen our market positions, reconfiguration of our delivery system, and expansion of our product capabilities to meet changing customer preferences highlight an active and productive year for Keystone," he added. "We are confident that the strength of our core markets, the many benefits associated with our franchise growth, and the dedication of our employees will allow us to sustain our momentum in 1997," he concluded.

Keystone Financial has six member banks -- American Trust Bank, N.A.,Cumberland, MD; Frankford Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA--which together operate 145 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates several non-banking companies providing specialized services including Martindale Andres & Co., (asset management firm), West Conshohocken, PA; Keystone Dealer Finance Center, Williamsport, PA, and KeyCall Phone Banking Center, Cumberland, MD.


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Upon  completion of the  previously  announced  acquisitions  of Financial
Trust Corp, a bank holding company headquartered in Carlisle, PA, with approximately $1.2 billion in assets and 48 community offices in seven counties in Pennsylvania and Maryland, and First Financial Corporation of Western Maryland, a thrift holding company headquartered in Cumberland, MD with approximately $345 million in assets, the assets of Keystone will increase 30% to approximately $6.7 billion and Keystone will operate over 200 offices in Pennsylvania, Maryland and West Virginia. The completion of both acquisitions is scheduled for later this year.
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